Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-167801 on Form S-4, Registration Statement Nos, 333-165084, 333-158738, 333-151778, 333-150986, 333-131434, on Form S-8 and Registration Statement No. 333-155794 on Form S-3 of our report dated February 25, 2010, except for Note 1 (Reclassifications) and Note 10, as to which the date is February 22, 2011, relating to the consolidated financial statements and financial statement schedule of United Continental Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to retrospective reclassifications of revenue and expenses in its statements of consolidated operations and an explanatory paragraph relating to a change in reportable segments) appearing in this Annual Report on Form 10-K of United Continental Holdings, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 22, 2011